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                              THE BANK OF VANCOUVER
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the 15th day of February, 1996 (the "Effective Date") between the BANK OF VANCOUVER, a Washington corporation (the "Bank of Vancouver") and LEE S. STENSETH, a resident of Washington ("Stenseth"), and ratified by WEST COAST BANCORP, an Oregon corporation ("West Coast").

                                    RECITALS

         A. West Coast has entered into a Plan and Agreement of Reorganization and Merger with Vancouver Bancorp ("VB") pursuant to which VB will merge (the "Merger") into a subsidiary of West Coast. VB presently owns all the outstanding shares of common stock of the Bank of Vancouver. Immediately following the Merger, the Bank of Vancouver will be a wholly-owned subsidiary of West Coast.

         B. Effective as of the date of the Merger, Stenseth desires to manage and supervise the operations of the Bank of Vancouver, and West Coast and the Bank of Vancouver desire to continue the employment of Stenseth in such capacity.

         NOW, THEREFORE, Stenseth and the Bank of Vancouver, in consideration of the covenants and agreements hereinafter contained, agree as follows with respect to Stenseth's employment by the Bank of Vancouver and his future business activities.

                                    AGREEMENT

         1. Employment. The Bank of Vancouver agrees to employ Stenseth and Stenseth accepts employment by the Bank of Vancouver upon the terms and conditions set forth below. Stenseth shall have the title of President and Chief Executive Officer of the Bank of Vancouver.

         2. Effective Date and Term.

            (a) Effective Date. As of its Effective Date, this Agreement shall be a binding obligation of the parties, not subject to revocation or amendment except by mutual consent, except, however, performance of its terms shall be suspended until such time as the Merger shall become effective.

            (b) Term. Notwithstanding the Effective Date of this Agreement, the term of this Agreement ("Term") shall commence as of the date the Merger becomes effective, and shall terminate May 31,1998.

            (c) Abandonment of Merger. This Agreement shall be void as of its Effective Date and of no force and effect if the Merger does not occur by December 31, 1996, or is earlier abandoned by VB and West Coast Bancorp.

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         3. Duties. The Bank of Vancouver shall, initially, employ Stenseth as its President and Chief Executive Officer, and in such capacity, Stenseth shall be responsible for all aspects of the Bank of Vancouver's performance, including without limitation, assuring that daily operational and managerial matters are performed in a manner consistent with the West Coast Code of Employer/Employee Relations, and the development and retention of banking relationships and other business development efforts (including appropriate civic and community activities) in Clark County, Washington. Stenseth shall report directly to the Board of Directors of the Bank of Vancouver and to the Chief Banking Officer of West Coast. With Stenseth's consent, the Board of Directors of the Bank of Vancouver may modify, from time to time, Stenseth's title and performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank of Vancouver or of West Coast. Stenseth shall faithfully and diligently perform his assigned duties. Stenseth shall assume such additional positions, duties, and responsibilities as may properly be requested of him without additional compensation.

         4. Extent of Services. Stenseth shall devote all of his working time, attention and skill to the duties and responsibilities set forth in Section 3 above. To the extent that such activities do not interfere with his duties under
Section 3, Stenseth may continue to actively manage his real estate investments. Stenseth may participate in other businesses as a passive investor, provided that (a) Stenseth shall not actively participate in the operation or management of such businesses, and (b) Stenseth shall not, without the prior written approval of the Bank of Vancouver, make or maintain any investment in a business with which the Bank of Vancouver and/or West Coast has an existing competitive or commercial relationship.

         5. Salary. Initially, Stenseth shall receive a salary of Eighty-Five Thousand Dollars ($85,000) per year, which shall be paid monthly in accordance with the Bank of Vancouver's regular payroll schedule. Stenseth's compensation shall be reviewed annually by the Bank of Vancouver in concert with the advice and recommendations of the Chief Banking Officer of West Coast.

         6. Incentive Compensation. During the term of this Agreement, Stenseth shall receive as incentive compensation an amount equal to five percent (5%) of the first one million dollars ($1,000,000) of pre-tax earnings for the Bank of Vancouver and two and one half percent (2.5%) of pretax earnings for the Bank of Vancouver in excess of one million dollars ($1,000,000), to be paid quarterly on or before the last day of January, April, July, and October of each year. For purposes of this Section 6, the "pretax earnings of the Bank of Vancouver" shall refer to the gross revenues of the Bank of Vancouver for the calendar year ended immediately prior to the anniversary date of this Agreement reduced by all expenses of the Bank of Vancouver for such period other than accrued federal income taxes arising from such earnings, as determined for financial statement purposes by the auditors of the Bank of Vancouver utilizing generally accepted accounting principles applied on a consistent basis.

         7. Deferral of Income. Stenseth shall be eligible to participate in any program available to senior management of Bank of Vancouver for the deferral of income, for the purpose of deferring receipt of any or all of the compensation to which he may become entitled pursuant to this Agreement.

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         8. Vacation and Benefits.

            (a) Vacation and Holidays. Stenseth will accrue eight (8) weeks of paid vacation each year, in addition to all holidays observed by the Bank of Vancouver. Unused vacation time shall not accumulate or carry over from one calendar year to the next.

            (b) Benefits. Stenseth shall be entitled to participate in such group life insurance, health and accident insurance plans, profit sharing and pension plans and in such other employee fringe benefit programs as the Bank of Vancouver may have in effect from time to time for its employees, in accordance with any policies adopted by the Board of Directors of the Bank of Vancouver with regard thereto. It is understood that the Bank of Vancouver, by reason of this Agreement, has not obligated itself to make any particular benefits available to its employees.

            (c) Business Expenses. The Bank of Vancouver shall reimburse Stenseth for ordinary and necessary expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the business of the Bank of Vancouver. Stenseth shall present from time to time itemized accounts of any such expenses, subject to any limits of the Bank of Vancouver policy and the rules and regulations of the Internal Revenue Service.

            (d) ESI-Agreement. This Agreement is not intended to modify any benefits to which Stenseth is entitled pursuant to the Executive Supplemental Income Agreement between Stenseth and the Bank of Vancouver.

            (e) As additional consideration for Stenseth's employment by Bank of Vancouver, Stenseth shall be eligible to participate in West Coast's Officer's Stock Option Plan.

         9. Termination of Employment.

            (a) Termination By Bank of Vancouver for Cause. In the event that the Bank of Vancouver terminates Stenseth's employment prior to the termination of this Agreement for Cause, as defined in Section 9(e), the Bank of Vancouver shall pay Stenseth such salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Stenseth will have no right to receive compensation or other benefits for any period after termination under this Section 9(a).

            (b) Other Termination By Bank of Vancouver. In the event that the Bank of Vancouver terminates Stenseth's employment prior to the termination of this Agreement without Cause, or Stenseth terminates for Good Reason (as defined in Section 9(f), the Bank of Vancouver shall pay Stenseth the salary and other benefits to which Stenseth would be entitled but for such termination.

            (c) Death or Disability. This Agreement shall terminate in the event that Stenseth dies or is unable to perform his duties and obligations under this Agreement for a period of ninety (90) days as a result of a physical or mental disability arising at any time during

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the term hereof, unless with reasonable accommodation Stenseth could continue to perform his duties under this Agreement, which accommodations shall not require the Bank of Vancouver to expend any funds. In the event of any termination under this Section 9(c), Stenseth or his estate shall be entitled to receive all compensation and benefits earned through the date of termination, and such additional compensation as would be payable to Stenseth upon termination under
Section 9(a).

            (d) Return of Bank Property. At the time Stenseth ceases, for any reason, to be employed by the Bank of Vancouver, Stenseth agrees that he will return to the Bank of Vancouver all keys, pass cards, identification cards and any other property of the Bank of Vancouver and/or West Coast. At the same time, he also will return to the Bank of Vancouver all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank of Vancouver and/or West Coast. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

            (e) Cause. "Cause" shall mean only any one or more of the following:

                  (i) Willful misfeasance or gross negligence in the performance of Stenseth's duties,

                  (ii) Conviction of a crime in connection with such duties; or

                  (iii) Conduct demonstrably and significantly harmful to the Bank of Vancouver as determined in the reasonable discretion of the Board of Directors of the Bank of Vancouver.

                  (iv) Permanent disability, which shall mean a physical or mental impairment which renders Stenseth incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Stenseth so incapable for the reasonably foreseeable future.

            (f) Good Reason. "Good Reason" shall mean only any one or more of the following:

                  (i) Any reduction of Stenseth's salary or any reduction or elimination of any compensation or benefit plan benefitting Stenseth, which reduction or elimination is not of general application to substantially all employees of the Bank of Vancouver or such employees of any successor entity or of any entity in control of the Bank of Vancouver;

                  (ii) The assignment to Stenseth of any authority or duties materially inconsistent with Stenseth's position as of the date of this Agreement; or

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                  (iii) A relocation or transfer of Stenseth's place of
         employment that would require Stenseth to commute more than twenty-five
         (25) miles each way from Stenseth's principal residence.

         10. Confidentiality. Stenseth shall not, during the term of this Agreement or thereafter, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank of Vancouver and/or West Coast or its business operations, except as may be consistent with his duties hereunder. Confidential business information shall be interpreted to have the same meaning as a trade secret under the Uniform Trade Secrets Act as adopted in Washington (RCW 19.108), and shall include, without limitation, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank of Vancouver and/or West Coast. Stenseth further agrees to treat the terms of this Agreement as confidential, except as may be required to implement its terms or to the extent disclosure is required by law or order of a court of competent jurisdiction.

         11. Noncompetition. During the term of this Agreement and the term of any extensions or renewals hereof and for a period equal to the lesser of (i) two (2) years after Stenseth's employment with the Bank of Vancouver and/or West Coast has terminated or (ii) three years from Closing of the Merger, Stenseth agrees that Stenseth shall not, directly or indirectly, as a shareholder, director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise:

             (a) provide management, supervisory or other similar services to any person or entity engaged in any business in Washington or Oregon which is competitive with the business of the Bank of Vancouver and/or West Coast as conducted during the term of this Agreement or as conducted as of the date of termination of employment; or

             (b) persuade or entice, or attempt to persuade or entice, any employee of the Bank of Vancouver and/or West Coast to terminate his or her employment with the Bank of Vancouver and/or West Coast, or persuade or entice or attempt to persuade or entice, any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank of Vancouver and/or West Coast.

         12. Enforcement.

             (a) The Bank of Vancouver and Stenseth stipulate and agree that, in light of all of the facts and circumstances of the relationship between Stenseth and the Bank of Vancouver, the agreements referred to in Sections 10 and 11 (including but not limited to the scope of the restricted activities and the duration and geographic extent of such restrictions) are fair and reasonably necessary for the protection of the Bank of Vancouver's and/or West Coast's confidential information, goodwill and other protectable interests. In the event a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Stenseth and the Bank of Vancouver agree that such provisions shall be deemed to be reformed to restrict Stenseth's use of confidential information and Stenseth's ability to compete

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with the Bank of Vancouver and/or West Coast to the maximum extent, in time, scope of activities, and geography, that the court shall find enforceable.

             (b) Stenseth acknowledges that the Bank of Vancouver and/or West Coast will suffer immediate and irreparable harm that will not be compensable by damages alone in the event Stenseth repudiates or breaches any of the provisions of Sections 10 or 11 or threatens or attempts to do so. In the event of any such breach or any threatened or attempted breach, Stenseth agrees that the Bank of Vancouver, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain any such breach, and the Bank of Vancouver shall not be required to post a bond as a condition for the granting of such relief.

         13. Indemnification by Stenseth. Stenseth agrees to indemnify the Bank of Vancouver and hold it harmless from and against any loss, claim or liability, including attorney's fees or other legal expenses incurred in the defense thereof, incurred by the Bank of Vancouver as a result of any breach by Stenseth of Sections 10 or 11 of this Agreement.

         14. Covenants. Stenseth specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 10 and 11 of this Agreement and that the Bank of Vancouver is entitled to require compliance with them. These covenants shall survive termination of this Agreement. Stenseth represents and agrees that in the event of termination of employment, whether voluntarily or involuntarily, Stenseth has experience and capabilities which enable Stenseth to obtain employment in areas which do not violate this Agreement, and that the enforcement of a remedy by way of injunction will not prevent Stenseth from earning a livelihood.

         15. Arbitration and Governing Law. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the rules of Judicial Arbitration and Mediation Services, Inc. ("JAMS") or, if JAMS is unable or unwilling to act for any reason, the commercial arbitration rules of the American Arbitration Association. Such controversy or claim shall be resolved as soon as practicable by a single arbitrator to be agreed upon by the parties or, in the absence of agreement within ten days following the date on which a single arbitrator is proposed, by a panel of three arbitrators selected in accordance with such rules. Selection of the arbitrator(s) and all procedural aspects of the arbitration shall be pursuant to said rules, and judgments upon the award rendered in such arbitration may be entered in any court having jurisdiction thereof. All proceedings shall be held at a place designated by the arbitrator(s) in Seattle, Washington, and the arbitrator(s), in rendering a decision as to any state law claims, shall apply the laws of the State of Washington. All expenses of arbitration, including without limitation arbitration fees, costs and reasonable attorneys' fees, shall be awarded by the arbitrator(s) in favor of such party as the arbitrator(s) shall determine to be the prevailing party in such arbitration. Notwithstanding the foregoing, in the event of any violation by Stenseth of Section 10 and/or 11 of this Agreement, the Bank of Vancouver shall have the right to initiate the court proceeding described in Section 12, in lieu of an arbitration proceeding under this subparagraph.

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         16. Miscellaneous Provisions.

             (a) This Agreement and the exhibit attached hereto, constitute the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, correspondence, representations or understandings between the parties relating to the subject matter hereof, whether written or oral.

             (b) This Agreement will bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the Bank of Vancouver and Stenseth.

             (c) If either party shall successfully seek to enforce any provision of this Agreement or to collect any amount claimed to be due hereunder, such successful party shall be entitled to be reimbursed by the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with such enforcement and/or collection.

             (d) The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

             (e) Stenseth acknowledges that the services to be rendered by him are unique and personal. Accordingly, Stenseth may not assign any of his rights or delegate any of his duties under this Agreement. The rights and obligations of the Bank of Vancouver under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Bank of Vancouver.

             (f) This Agreement may not modified except by written instrument signed by both parties.

             (g) The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of other provisions of this Agreement.

             (h) This Agreement will be governed by and interpreted under the laws of the State of Washington.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective the date first above written.

                                              THE BANK OF VANCOUVER:

                                              The Bank of Vancouver

                                              By:   /s/ Jim J. Pamajevich
                                                 -------------------------------
                                              Its:  Chairman
                                                  ------------------------------

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                                              STENSETH:


                                                    /s/ Lee S. Stenseth
                                              ----------------------------------
                                              LEE S. STENSETH

This Employment Agreement is ratified by West Coast Bancorp as of this 15th day of February, 1996.

                                              WEST COAST:

                                              West Coast Bancorp


                                              By:    /s/ Rodney B. Tibbatts
                                                 -------------------------------
                                                Its:   Co-President and Co-CEO
                                                    ----------------------------

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